As filed with the Securities and Exchange Commission on June 1, 2016

Investment Company Act of 1940

Registration No. 811-03605

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940
Amendment No. 100	☒
(Check appropriate box or boxes)

NORTHERN INSTITUTIONAL FUNDS

(Exact Name of Registrant as Specified in Charter)

50 South LaSalle Street

Chicago, Illinois 60603

(Address of Principal Executive Offices)

800-637-1380

(Registrant’s Telephone Number, including Area Code)

Name and Address of Agent for Service: Diana E. McCarthy Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, Pennsylvania 19103-6996	with a copy to: Craig R. Carberry, Secretary The Northern Trust Company 50 South LaSalle Street, MB-09 Chicago, Illinois 60603

This Amendment No. 100 to the Registration Statement on Form N-1A has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”), with respect to shares of beneficial interest in its Liquid Assets Portfolio. Shares of beneficial interest in this Portfolio are not registered under the Securities Act of 1933 (the “1933 Act”), in accordance with Regulation D under the 1933 Act, as amended.

Explanatory Note

This Amendment No. 100 is being filed to supplement the information contained in Amendment No. 98 to the Registrant’s Registration Statement filed on March 29, 2016 (Accession No. 0001193125-16-521537) (“Amendment No. 98”).

LIQUID ASSETS PORTFOLIO

PROSPECTUS SUPPLEMENT

NORTHERN INSTITUTIONAL FUNDS

LIQUID ASSETS PORTFOLIO

SUPPLEMENT DATED JUNE 1, 2016 TO

PROSPECTUS DATED APRIL 1, 2016

THE PORTFOLIO IS A SERIES OF NORTHERN INSTITUTIONAL FUNDS WHICH IS REGISTERED AS AN INVESTMENT COMPANY UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED. THE SHARES OF THE LIQUID ASSETS PORTFOLIO WHICH ARE DESCRIBED IN THIS PROSPECTUS SUPPLEMENT HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“1933 ACT”), OR THE SECURITIES LAWS OF ANY OF THE STATES OF THE UNITED STATES. THE OFFERINGS CONTEMPLATED BY THE PROSPECTUS WILL BE MADE IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT FOR OFFERS AND SALES OF SECURITIES WHICH DO NOT INVOLVE ANY PUBLIC OFFERING, AND ANALOGOUS EXEMPTIONS UNDER STATE SECURITIES LAWS.

THE PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF SHARES OF THE LIQUID ASSETS PORTFOLIO IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS NOT AUTHORIZED OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OR SALE. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY REPRESENTATIONS CONCERNING THE LIQUID ASSETS PORTFOLIO THAT ARE INCONSISTENT WITH THOSE CONTAINED IN THE PROSPECTUS, AS SUPPLEMENTED.

PROSPECTIVE INVESTORS SHOULD NOT RELY ON ANY INFORMATION NOT CONTAINED IN THE PROSPECTUS, AS SUPPLEMENTED. THIS PROSPECTUS SUPPLEMENT IS INTENDED SOLELY FOR THE USE OF THE PERSON TO WHOM IT HAS BEEN DELIVERED FOR THE PURPOSE OF EVALUATING A POSSIBLE INVESTMENT BY THE RECIPIENT IN THE SHARES OF THE LIQUID ASSETS PORTFOLIO DESCRIBED HEREIN, AND IS NOT TO BE REPRODUCED OR DISTRIBUTED TO ANY OTHER PERSONS (OTHER THAN PROFESSIONAL ADVISERS OF THE PROSPECTIVE INVESTOR RECEIVING THIS DOCUMENT).

The Prospectus is supplemented as follows:

At a meeting held on May 18-19, 2016, the Board of Trustees of the Northern Institutional Funds approved the conversion of the Liquid Assets Portfolio (the “Portfolio”) to a “government money market fund” as defined under Rule 2a-7 of the Investment Company Act of 1940, as amended. The conversion, and the changes described below, will become effective on or about September 1, 2016 (the “Conversion Date”). Shareholders will be provided an updated prospectus upon conversion.

As a government money market fund, the Portfolio will invest substantially all (and at least 99.5%) of its total assets in cash, securities issued or guaranteed as to principal and interest by the U.S. government or by a person controlled or supervised by and acting as an instrumentality of the U.S. government pursuant to authority granted by the Congress of the United States or any certificate of deposit of any of the foregoing, and repurchase agreements that are fully collateralized by cash or such securities. In addition, the Portfolio will continue to use the amortized cost method of valuation to seek to maintain a stable net asset value of $1.00 per share, and will not be required to impose a liquidity fee or redemption gate that might apply to other types of money market funds should certain triggering events specified in Rule 2a-7 occur.

In connection with the conversion of the Portfolio to a government money market fund, it is anticipated that the Portfolio will transition its portfolio to securities that are eligible investments for a government money market fund prior to the Conversion Date. Because the yields on government securities generally may be expected to be lower than the yields on comparable non-government securities, it is anticipated that the Portfolio’s yield may decrease as more assets are invested in government securities.

Please retain this Supplement with your Prospectus for future reference.

50 South LaSalle Street P.O. Box 75986 Chicago, Illinois 60675-5986 800-637-1380 northerntrust.com/institutional	NIF SPT LAP (6/16)

NORTHERN INSTITUTIONAL FUNDS PROSPECTUS

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment No. 100 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago and State of Illinois on the 1st day of June, 2016.

NORTHERN INSTITUTIONAL FUNDS

By:	/s/ Lloyd A. Wennlund
Lloyd A. Wennlund
President